Two Bethesda Metro Center Suite 1200 Bethesda, MD 20814	Phone (301) 986-0701 Fax (301) 986-0709

Contacts:	Ivan R. Sabel George E. McHenry Jason P. Owen	(301) 986-0701 (301) 986-0701 (301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES THIRD QUARTER

NET INCOME PER DILUTED SHARE OF $0.33, A 10% INCREASE OVER

THE PRIOR YEAR

        BETHESDA, MARYLAND, October 30, 2003 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.33 for the three-month period ended September 30, 2003, compared to net income per diluted share of $0.30 in the prior year’s comparable quarter.

        Net sales for the quarter ended September 30, 2003 increased by $6.0 million, or 4.5%, to $140.0 million from $134.0 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $2.1 million, or 1.7%, increase in same-center sales in the Company’s O&P practices, a $1.6 million, or 19.8%, increase in sales of the Company’s distribution segment, with the net balance coming principally from acquired practices. Gross profit for the third quarter of 2003 was $75.2 million, or 53.7%, of net sales, compared to $72.1 million, or 53.8%, of net sales, in the third quarter of the prior year. The improvement in gross profit dollars was due to increased net sales. Income from operations increased by $1.5 million in the third quarter of 2003, to $24.6 million from $23.1 million in the same period of the prior year. The increase in income from operations is the result of increased net sales slightly offset by a $1.2 million increase in selling, general and administrative expenses associated primarily with the operating expenses of acquired practices, costs associated with the roll-out of our new billing system, and an increase in our marketing and corporate development activities.

        Based on the above improvements, net income for the third quarter of 2003 increased to $8.8 million, or approximately $0.33 per diluted share. In the corresponding period of the prior year, Hanger had net income of $7.8 million, or approximately $0.30 per diluted share.

        Net sales for the nine months ended September 30, 2003 increased by $14.6 million, or 3.7%, to $405.1 million from $390.5 million in the prior year’s comparable period. The sales growth was primarily the result of a $4.5 million, or 1.2%, increase in same-center sales in the Company’s O&P practices, a $4.9 million, or 23.0%, increase in the sales of the Company’s distribution segment, with the net balance coming principally from acquired practices. Gross profit for the first nine months of 2003 was $214.2 million, or 52.9% of net sales, compared to $205.9 million, or 52.7% of net sales, in the comparable period of the prior year. The improvement in gross profit was due to increased net sales. Income from operations increased by $5.6 million in the first nine months of 2003, to $68.0 million from $62.4 million in the same period of the prior year. The increase in income from operations is the result of increased net sales slightly offset by a $2.2 million increase in selling, general and administrative expenses associated primarily with the operating expenses of acquired practices, costs associated with the roll-out of our new billing system, and an increase in our marketing and corporate development activities.

        As a result of the above improvements, net income for the first nine months of 2003 increased to $23.7 million, or approximately $0.88 per diluted share. In the corresponding period of the prior year, Hanger had net income of $17.0 million, or approximately $0.61 per diluted share.

        Chairman and CEO Ivan R. Sabel stated, “During the third quarter we were able to generate 10% growth in earnings per share despite continued challenges in our efforts to improve sales growth. Same-center sales growth was approximately 2% for the quarter, but we were able to leverage our efficient platform and improve our EBITDA margins from 19.0% last year to 19.6% in 2003. We increased EPS by 10% over the prior year by maintaining our gross profit margins and reducing our SG&A to 34.2% of sales this year compared to 34.8% in 2002. At the same time, we have been making significant investments in marketing, systems and corporate development that will benefit future periods. While we expect fourth quarter to produce the same or slightly improved sales growth as the third quarter, once we put the reimbursement and economic issues of 2003 behind us and the investments we are making begin to take hold we are optimistic that sales growth will improve in 2004.”

        “Finally, I am excited about the successful tender and refinance of our 11.25% subordinated notes that closed in early October. The Term B facility was well received by the market; it gives us $150 million in pre-payable debt and based on current interest rates it will save us approximately $6 million in annual interest cost. I thank our dedicated employees for their considerable efforts in continuing to deliver superior patient care while growing our business in a difficult environment”.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 588 patient-care centers in 44 states and the District of Columbia, with 3,115 employees. Hanger is organized into two business segments: patient-care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

_________________

Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.

-tables to follow-

Hanger Orthopedic
(In Thousands, Except Share and Per Share Data)

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002 [1]	2003	2002 [1]
Net sales	$140,045	$133,980	$405,109	$390,546
Cost of goods sold	64,799	61,884	190,905	184,610

Gross profit	75,246	72,096	214,204	205,936
Selling, general and administrative	47,844	46,628	138,322	136,096
Depreciation and amortization	2,810	2,400	7,883	7,478

Income from operations	24,592	23,068	67,999	62,362
Interest expense, net	9,786	9,870	28,236	28,926
Loss on early extinguishment of debt	--	--	--	4,686

Income before taxes	14,806	13,198	39,763	28,750
Provision for income taxes	5,977	5,368	16,103	11,727

Net income	8,829	7,830	23,660	17,023
Less preferred stock dividends declared and accretion	1,404	1,311	4,142	3,868

Net income applicable to common stock	$7,425	$6,519	$19,518	$13,155

Diluted Per Share Data[2]:
Net income	$0.33	$0.30	$0.88	$0.61

Weighted average number of diluted common
shares outstanding	27,090,296	21,913,967	26,824,410	21,502,115

Balance Sheet Data:	September 30, 2003	September 30, 2002
Working Capital	$136,163	$132,992
Total Debt	368,785	393,822
Shareholders' Equity	188,726	159,503
Note 1:

Approximately $1.9 million in medical benefits for the quarter and $3.8 million in the nine month period ended September 30, 2002 were reclassed from Selling, General and Administrative expenses to Cost of Goods Sold to conform to the current year presentation.

Note 2:	During the second quarter of 2003, the assumed conversion or the Company’s outstanding preferred stock became more dilutive to earnings per share; therefore the preferred stock dividends declared and accretion of $1.4 million in the third quarter and $4.1 million in the nine months ended September 30, 2003 were not included in the computation, as required by accounting principles generally accepted in the United States.

Hanger Orthopedic

Statistical Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Patient-care centers	588	578	588	578
Number of states (including D.C.)	45	45	45	45
Payor mix:
Private pay and other	54.9%	56.4%	55.3%	56.8%
Medicare	33.5%	31.7%	33.0%	31.7%
Medicaid	9.3%	9.6%	9.3%	9.3%
VA	2.3%	2.3%	2.4%	2.2%
EBITDA (millions)	$27.4	$25.5	$75.9	$69.9
EBITDA margin	19.6%	19.0%	18.7%	17.9%
Operating margin	17.6%	17.2%	16.8%	16.0%
Percentage of net sales from:
Patient-care services	93.2%	94.0%	93.5%	94.5%
Distribution	6.8%	6.0%	6.5%	5.5%